Exhibit 10.1

Project Hill Framework Agreement

Roll of Deeds No. 682/2012 O

Framework Agreement

R e c o r d e d

in Frankfurt on Main, on 3 August 2012

Before the undersigned notary public in the district of the Higher Regional Court of Frankfurt on Main

Stefan Obermann

with office in Frankfurt on Main

appeared today:

1.	Mr Bernhard Kuhn, born on 10 December 1963, place of business Untermainanlage 1, 60329 Frankfurt on Main, identified by German ID card acting on the basis of a certified and apostilled power of attorney, excluding any personal liability, of 11 July 2012 for REPCO 8 S.A. with registered office in Luxembourg, registered with the Registre de Commerce et des Sociétés Luxembourg under B110726, the original of which was submitted during the recording and a certified copy of which is attached to this Deed,

(hereinafter also referred to as “Seller 1”)

acting on the basis of a certified and apostilled power of attorney, excluding any personal liability, of 11 July 2012 for REPCO 15 S.A. with registered office in Luxembourg, registered with the Registre de Commerce et des Sociétés Luxembourg under B112944, the original of which was submitted during the recording and a certified copy of which is attached to this Deed,

(hereinafter also referred to as “Seller 2”)

acting on the basis of a certified and apostilled power of attorney, excluding any personal liability, of 11 July 2012 for REPCO 14 S.A. with registered office in Luxembourg, registered with the Registre de Commerce et des Sociétés Luxembourg under B112943, the original of which was submitted during the recording and a certified copy of which is attached to this Deed,

(hereinafter also referred to as “Seller 3”)

acting on the basis of a certified and apostilled power of attorney, excluding any personal liability, of 11 July 2012 for REPCO 2 S.A. with registered office in Luxembourg, registered with the Registre de Commerce et des Sociétés Luxembourg under B110475, the original of which was submitted during the recording and a certified copy of which is attached to this Deed,

(hereinafter also referred to as “Seller 4”)

2.	Dr Stefan Fink, born on 11 July 1970, Ganghoferstraße 33, 80339 Munich, identified by German ID card,

acting on the basis of a certified and apostilled power of attorney, excluding any personal liability, of 26 July 2012 for GIT Worms S.à r.l. with registered office in Luxembourg, registered with the Registre de Commerce et des Sociétés Luxembourg under B170443, the original of which was submitted during the recording and a certified copy of which is attached to this Deed,

(hereinafter also referred to as the “Buyer”)

Seller 1, Seller 2, Seller 3, Seller 4 and the Buyer will hereinafter collectively also be referred to as the “Parties”.

The persons appearing identified themselves by presenting their photo IDs.

The notary public asked for prior involvement within the meaning of Sec. 3 (1) No. 7 BeurkG (German Act on Recording) (prohibition of participation by the notary public and any lawyers practicing jointly with them). This question was answered in the negative by the persons appearing.

Any reference made in this Deed to numbered annexes refers to the annexes to the deed of the recording notary Dr Christian Wicker of 31 July/1 August 2012, Roll of Deeds No. 690/2012/CW, the “Reference Deed”). The Reference Deed was presented as original copy during the recording. The Reference Deed is hereby referred to. The persons appearing declare that they are familiar with the contents of the Reference Deed and they waive having it read aloud and attached to this Deed.

Agreements

Part I:	Real Property
Part II:	Property Purchase Agreements
Part III:	Legal Connection between the Agreements
Part IV:	Miscellaneous
Part V:	Information and Instructions

Part I

Real Property

As defined in more detail in the following provisions, the property purchase agreements relate to the following real property:

(1)	Worms, the properties specified in detail in Annex A1 to this Framework Deed, hereinafter “Property Worms”

(2)	Gütersloh, the properties specified in detail in Annex A2 to this Framework Deed, hereinafter “Property Gütersloh”

(3)	Bremerhaven, the properties specified in detail in Annex A3 to this Framework Deed, hereinafter “Property Bremerhaven”

(4)	Hanover, the properties specified in detail in Annex A4 to this Framework Deed, hereinafter “Property Hanover”

Seller 1 owns Property Worms.

Seller 2 owns Property Gütersloh.

Seller 3 owns Property Bremerhaven.

Seller 4 owns Property Hanover.

The Parties agree that the basis of this Deed is the delivery of 4 properties at a total purchase price of EUR 14,293,605.00 by the Sellers, subject to the purchase price adjustment clause in Annex A3 Sec. 3.7 and the provision in Annex A4 Sec. 8.1.

Part II

Property Purchase Agreements

(1)	Seller 1 and the Buyer enter into the property purchase agreement on the Property Worms, attached to this Deed as Annex A1 (plus further annexes).

(2)	Seller 2 and the Buyer enter into the property purchase agreement on the Property Gütersloh, attached to this Deed as Annex A2 (plus further annexes).

(3)	Seller 3 and the Buyer enter into the property purchase agreement on the Property Bremerhaven attached to this Deed as Annex A3 (plus further annexes).

(4)	Seller 4 and the Buyer enter into the property purchase agreement on the Property Hanover, attached to this Deed as Annex A4 (plus further annexes).

Part III

Legal Connection between the Agreements

(1)	The persons appearing agree that a separate agreement is entered into with this Deed for each individual property specified in Part II and the Annexes A1 through A4.

(2)	Unless explicitly otherwise provided for in this Framework Deed or in the Annexes, the agreements entered into with this Framework Agreement shall be independent from each other with regard to their conclusion, their effectiveness and continued existence.

Part IV

Costs

(1)	The Buyer shall bear the costs of recording and performance of this Framework Deed and the agreements pursuant to the Annexes and the Reference Deed, unless otherwise provided for in this Framework Deed and the Annexes.

(2)	The relevant seller shall bear the court fees for the deletion of encumbrances that are not acquired by the Buyer, including the consents to deletion.

(3)	Each Party shall bear the consultant fees that it incurred itself, unless otherwise provided for in this Framework Deed and the Annexes.

Part V

Miscellaneous

(1)	Each Party shall immediately notify the other Party of any change of address, including the fax number, in written form. Until such notification, the former address shall continue to be valid for the purposes of the agreement entered into with this Framework Deed. The notification shall be deemed to be received at the time that it would usually have been received had the address or fax number not been changed.

(2)	If any provision of this Agreement or its Annexes is or becomes ineffective or if the Agreement contains any gaps, this shall not affect the effectiveness of the remaining provisions. In such case the Parties shall make every effort to agree on an effective provision coming as close as possible to their original intent.

(3)	No side agreements have been made.

(4)	Changes and amendments to this Agreement and its Annexes require the written form in order to be effective unless another form is required.

(5)	This Agreement and its Annexes, as well as its performance, shall be governed by German law.

(6)	Frankfurt am Main shall be the place of jurisdiction for any and all disputes arising from or in connection with this Agreement and its conclusion as well as the agreements contained in the Annexes.

Part VI

Information and Instructions

(1)	The notary public instructed the persons appearing on the following:

incorrect or incomplete information or oral side agreements, in particular with regard to the purchase price, can render the entire purchase agreement ineffective;

a right of pre-emption may exist pursuant to the German Federal Building Code (Baugesetzbuch);

ownership to the object of purchase will only be transferred upon registration of transfer of ownership in the land register, and transfer of ownership will only be registered in the land register when the costs have been paid and the tax office has issued a clearance certificate;

any existing employment relationships related to the object of purchase will be transferred to the Buyer pursuant to Sec. 613a BGB (German Civil Code) on the handover date;

the Parties will be jointly and severally liable for any costs and taxes arising from this Deed;

property acquisition tax may fall due even before the purchase price;

the respective owner entered in the land register will be liable, upon delivery of the notice of charges, for local improvement charges (Erschließungsbeiträge) pursuant to the Federal Building Code and charges pursuant to the German Act on Local Taxes (Kommunalabgabengesetz).

it is incumbent solely upon the Parties to examine the consequences of this Purchase Agreement with respect to taxes; the notary public assumes no responsibility in this regard;

the provisions on material and legal defects, and guarantees and their exclusion, can have severe legal consequences;

personal data will be registered permanently, land register data will be registered temporarily.

(2)	Approvals and permits become effective when received by the notary public.

(3)	The notary public is commissioned with the performance of the purchase agreements, with obtaining all required approvals or negative clearances and with obtaining from the municipality the waiver of the statutory pre-emption rights submitting a copy of the purchase agreements. The notary public is authorised to file, change and withdraw all registration applications, also separately and to a limited extent.

(4)	In the event that a right of pre-emption is exercised or a regulatory permit is denied, or granted subject to obligations or conditions, the notification thereof shall be directly delivered to the Parties involved. The notary public is insofar not authorised to receipt, a copy to the notary public is requested.

(5)	Electronic land register excerpts of today’s date have been submitted and their contents have been discussed with the persons appearing.

The recording plus the text sections of all attached annexes was read out to the persons appearing, was made available to them, including all annexes, for inspection, was approved by them and personally signed as follows:

sgd. Bernhard Kuhn

sgd. Dr Stefan Fink

sgd. Stefan Obermann, notary (L.S.)

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